RUSSELL INVESTMENT COMPANY

AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Regarding Abolishment of Certain Classes of Shares

AMENDMENT NO. 25 to the Second Amended and Restated Master Trust Agreement dated October 1, 2008 (referred to herein as the “Agreement”), done this            day of                 , 2015, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, the Trustees established and designated Class R4 and Class R5 Shares of the existing Conservative Strategy Fund, Moderate Strategy Fund, Balanced Strategy Fund, Growth Strategy Fund, Equity Growth Strategy Fund, 2015 Strategy Fund, 2020 Strategy Fund, 2025 Strategy Fund, 2030 Strategy Fund, 2035 Strategy Fund, 2040 Strategy Fund, 2045 Strategy Fund, 2050 Strategy Fund, 2055 Strategy Fund and In Retirement Fund (the “Sub-Trusts”);

WHEREAS, the Trustees approved the redesignation of Class R2 and Class R3 Shares of the Sub-Trusts to Class R4 and Class R5 Shares, respectively, of the Sub-Trusts, and such redesignation was effected on October 1, 2014;

WHEREAS, following the redesignation, there are no Shares outstanding of Class R2 and Class R3;

WHEREAS, Section 4.1 of the Agreement provides that at any time that there are no Shares outstanding of any particular Sub-Trust or Class previously established and designated, the Trustees may, by an instrument executed by a majority of their number, abolish that Sub-Trust or Class and the establishment and designation thereof;

WHEREAS, the Trustees wish to abolish Class R2 and Class R3 Shares; and

WHEREAS, Section 4.1 of the Agreement provides that a Trustee may act for such purpose without shareholder approval.

NOW, THEREFORE, the Trustees hereby authorize the abolishment of Class R2 and Class R3 Shares.

AMENDMENT OF ARTICLE IV

Section 4.3 Establishment and Designation of Classes of the Sub-Trusts.

    Without affecting the rights and preferences of any existing Sub-Trust or class of any existing Sub-Trust, the Trustees hereby abolish Class R2 and Class R3 Shares.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

Thaddas L. Alston	Daniel P. Connealy

Kristianne Blake	Katherine W. Krysty

Cheryl Burgermeister	Raymond P. Tennison

Sandra Cavanaugh	Jack R. Thompson

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